Exhibit 99.1
[LOGO] Constellation

NEWS RELEASE
11

Media Relations	Investor Relations
Cheryl Gossin--585-678-7191	Patty Yahn-Urlaub--585-678-7483
Eric Thomas--585-678-7466	Bob Czudak--585-678-7170

CONSTELLATION BRANDS ELECTS
KEITH WANDELL OF HARLEY-DAVIDSON, INC.
 TO ITS BOARD OF DIRECTORS

VICTOR, N.Y., July 25, 2011 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, announced today that its board of directors increased the size of the board from eight to nine members. In addition, the board elected Keith Wandell, 61, president and chief executive officer (CEO) of Harley-Davidson, Inc., effective the close of business on July 21, 2011.

“We are very pleased to welcome Keith to the board of directors and believe his experience in a diversified, consumer-driven industry, will provide excellent guidance as Constellation continues to focus on building its premium wine and spirits brands,” said Constellation’s Chairman of the Board, Richard Sands. “We look forward to the contributions he will make to the organization.”

Wandell joined Harley-Davidson, Inc. as CEO in 2009. Previously, he spent 21 years with Johnson Controls, Inc. in a variety of leadership roles including president and chief operating officer. Wandell earned his Bachelor of Science in Business Administration from Ohio University and Master of Business Administration from the University of Dayton.

About Constellation Brands
Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 125 countries and operations in approximately 30 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's website at www.cbrands.com.

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